Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated September 29, 2007 - except for the recapitalization disclosed in note 1, its effect in the presentation of stockholders’ equity in the balance sheet, the statement of changes in stockholders’ equity and in note 10, the subsequent private financing event disclosed in note 15 and certain changes that have been made to notes 1, 2, 5, 6, 8, 12 and 14 to clarify or expand disclosures, for which the date is January 24, 2008, relating to the financial statements of Jiangxi Yiyang Fuda Copper Co., Ltd. as of December 31, 2006 and 2005, and for the years then ended.

February 14, 2008	By:	/s/ Bernstein & Pinchuk LLP
Bernstein & Pinchuk LLP